EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Ferro Corporation:

We consent to incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529, and 333-108179) on Form S-8 and in the Registration Statements (File Nos. 33-51284, 33-63855 and 333-84322) on Form S-3 of Ferro Corporation of our report dated March 31, 2006, except as to note 20, which is as of September 28, 2006, relating to the consolidated balance sheet of Ferro Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, and financial statement schedule, which report appears in the December 31, 2005 Annual Report on Form 10-K of Ferro Corporation.

Our report dated March 31, 2006, except as to note 20, which is as of September 28, 2006, contains an explanatory paragraph that states that the Company faces certain liquidity uncertainties that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated March 31, 2006, except as to note 20, which is as of September 28, 2006, states that effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirements Obligations, and effective January 1, 2002, the Company adopted the provisions of the Financial Accounting Standards Board’s Emerging Issues Task Force No. 04-06, Accounting for Stripping Costs Incurred During Production in the Mining Industry.

/s/  KPMG LLP
KPMG LLP
Cleveland, Ohio

September 29, 2006